Exhibit 10.1
FARMERS & MERCHANTS BANCORP
2025 RESTRICTED STOCK RETIREMENT PLAN
NOTICE OF RESTRICTED STOCK AWARD

You have been granted the following restricted shares of Common Stock (the “Restricted Shares” or the/this “Award”) of Farmers & Merchants Bancorp (the “Company”) under the Farmers & Merchants Bancorp 2025 Restricted Stock Retirement Plan (as may be amended from time to time, the “Plan”):

Name of Recipient:	[Name of Recipient]

Grant Date:	[Date of Grant]

Total Number of Shares Granted:	[Total Shares]

Vesting Commencement Date:	[Vesting Commencement Date]

Vesting Schedule:
[Actual vesting schedule to be inserted]

Notwithstanding the foregoing, in the event of your death, Disability or a Change in Control of the Company, any unvested Shares shall immediately become fully vested.

For purposes of the Agreement and this Notice of Restricted Stock Award, “Disability” shall mean your inability to engage in any substantial gainful activity by reason of an enduring and medically determinable impairment, as determined in the Company’s reasonable sole discretion.

If your Service terminates at a time when you meet the requirements for Retirement (other than by the Company for cause, or due to your death or Disability), then the Committee may, in its sole discretion, accelerate the vesting of any unvested Shares such that all or a portion of the Shares subject to this Award shall become fully vested.

If your Service terminates for any other reason than those outlined above, then your Shares will be forfeited, for no consideration, to the extent they have not vested before the termination date and do not vest as a result of termination.

By your written signature below (or your electronic acceptance) and the signature of the Company’s representative below, you and the Company agree that the Restricted Shares are granted under and governed by the term and conditions of the Plan, this Notice of Restricted Stock Award and the Restricted Stock Agreement (collectively, this “Agreement”), both of which are attached to and made a part of this document.  Any capitalized term not defined in this Agreement shall have the meaning given to such term under the Plan.

By your written signature below (or your electronic acceptance), you further agree that the Company may deliver by e-mail all documents relating to the Plan or this Award (including without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements).  You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company.  If the Company posts these documents on a website, it will notify you by e-mail.  Should you electronically accept this Agreement, you agree to the following:  “This electronic contract contains my electronic signature, which I have executed with the intent to sign this Agreement.”  Notwithstanding the above, if you have not affirmatively rejected or accepted this Award within 90 days of the Grant Date set forth in this Notice of Restricted Stock Award, you are deemed to have accepted this Award, subject to all of the terms and conditions of this Agreement.

RECIPIENT	FARMERS & MERCHANTS BANCORP

By:
Recipient’s Signature
Name:

Recipient’s Printed Name	Title:

FARMERS & MERCHANTS BANCORP
2025 RESTRICTED STOCK RETIREMENT PLAN
RESTRICTED STOCK AGREEMENT

The Plan and Other Agreements
The Restricted Shares that you are receiving are granted pursuant and subject in all respects to the applicable provisions of the Plan, which is incorporated herein by reference.  Capitalized terms not defined in this Agreement will have the meanings ascribed to them in the Plan.

The attached Notice of Restricted Stock Award, this Agreement and the Plan constitute the entire understanding between you and the Company regarding this Award.  Any prior agreements, commitments or negotiations concerning this Award are superseded.  This Agreement may be amended by the Committee without your consent; however, if any such amendment would materially impair your rights or obligations under this Agreement, this Agreement may be amended only by another written agreement, signed by you and the Company.

Payment For Shares	No cash payment is required for the Shares you receive. You are receiving the Shares in consideration for Services rendered by you.

Vesting
The Shares that you are receiving may be subject to vesting, as shown in the Notice of Restricted Stock Award.  No additional Shares vest after your Service as an Employee has terminated for any reason, except as may be provided in the Notice of Restricted Stock Award or as otherwise permitted by the Committee.

Shares Restricted	Unvested Shares will be considered “Restricted Shares.” Except to the extent permitted by the Committee, you may not sell, transfer, assign, pledge or otherwise dispose of Restricted Shares.

Forfeiture
If your Service terminates for any reason, then your Shares will be forfeited, except to the extent otherwise permitted by the Committee, to the extent that they have not vested before the termination date and do not vest as a result of your termination.  Your Service will not be extended by any notice period (e.g., your Service will not include any contractual notice period or period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment or service agreement, if any).  This means that the Restricted Shares will immediately revert to the Company.  You receive no payment for Restricted Shares that are forfeited.  The Company determines when your Service terminates for this purpose and all purposes under the Plan and its determinations are conclusive and binding on all persons.

Leaves of Absence
For purposes of this Award and notwithstanding anything to the Plan to the contrary, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if continued crediting of Service was approved by the Company in writing or is required by applicable law.  But your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence, then the vesting schedule specified in the Notice of Restricted Stock Award may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave.  If you commence working on a part-time basis, then the vesting schedule specified in the Notice of Restricted Stock Award may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Stock Certificates or Book Entry Form	The Restricted Shares may be evidenced by book entries on the Company’s stock transfer records or may be held in escrow by the Company on your behalf while they remain unvested.

Shareholder Rights
During the period of time between the Grant Date and the date the Restricted Shares become vested, you will have all the rights of a shareholder with respect to the Restricted Shares, including the right to vote such Restricted Shares, except for the right to transfer the Restricted Shares, as set forth above, and the right to receive dividends.  You shall be credited for any dividends payable in stock with respect to any unvested Restricted Shares that you hold at the time of any such dividend payment, provided, however, that such dividends payable in stock shall remain unvested until the related Restricted Shares become vested.  Any dividends payable in cash shall be paid to you when and to the extent the related Restricted Shares become vested.

Withholding Taxes and Stock Withholding
Regardless of any action the Company and/or the Subsidiary or Affiliate employing you (“Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), such as withholding Shares to satisfy such Tax-Related Items, you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and your Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Shares received under this Award, including the award or vesting of such Shares, the subsequent sale of Shares under this Award and the receipt of any dividends; and (2) do not commit to structure the terms of the award to reduce or eliminate your liability for Tax-Related Items.  Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and your Employer (or former Employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

No stock certificates will be released to you or no notations on any Restricted Shares issued in book-entry form will be removed, as applicable, unless you have paid or made adequate arrangements satisfactory to the Company and/or your Employer to satisfy all withholding and payment on account obligations of the Company and/or your Employer.  In this regard, you authorize the Company and/or your Employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or your Employer.  With the Company’s consent, these arrangements may also include, if permissible under local law, (a) withholding Shares that otherwise would be delivered to you when they vest having a Fair Market Value equal to the amount necessary to satisfy the maximum legally required tax withholding, (b) having the Company withhold taxes from the proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization), or (c) any other arrangement approved by the Committee.  The Fair Market Value of the Shares, as determined by the Committee in its discretion, will be applied as a credit against the withholding taxes.  The Company or your Employer may withhold or account for Tax-Related Items by considering statutory withholding amounts or other withholding rates applicable in your jurisdiction(s), including maximum applicable rates, in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to Share equivalent.

Finally, you will pay to the Company or your Employer any amount of Tax-Related Items that the Company or your Employer may be required to withhold as a result of your participation in the Plan or your acquisition of Shares that cannot be satisfied by the means previously described.  The Company may refuse to deliver the Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section.

Restrictions on Resale
You agree not to sell any Shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale.  This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

No Retention Rights
Neither this Award nor this Agreement gives you the right to be employed or retained by the Company or any Subsidiary or Affiliate of the Company in any capacity.  The Company and its Subsidiaries and Affiliates reserve the right to terminate your Service at any time, with or without cause.

Adjustments
The number of Restricted Shares covered by this Award will be subject to adjustment in the event of a stock split, a stock dividend or a similar change in Shares, and in other circumstances, as set forth in the Plan.  The forfeiture provisions and restrictions described above will apply to all new, substitute or additional restricted shares or securities to which you are entitled by reason of this Award.

Successors and Assigns
Except as otherwise provided in the Plan or this Agreement, every term of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees and assigns.

Governing Plan Document
This Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of the Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. Except as expressly provided in this Agreement, in the event of any conflict between the provisions of this Agreement, the Notice of Restricted Stock Award, and those of the Plan, the provisions of the Plan will control.

Severability
In the event that all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any section of this Agreement (or part of such a section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid.

No Tax, Legal or Investment Advice
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You understand and agree that you should consult with your own personal tax, financial and/or legal advisors regarding the Award and Tax-Related Items arising in connection with the Award and by accepting the Award, you have agreed that you have done so or knowingly and voluntarily declined to do so.

Notice
Any notice required or permitted under this Agreement will be given in writing, including electronically, and will be deemed effectively given upon the earliest of personal delivery, receipt or the third (3rd) full day following mailing with postage and fees prepaid, addressed to the other party hereto at the address last known in the Company’s records or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto.  The Company may, in its sole discretion, deliver any documents related to your current or future participation in the Plan by electronic means. By accepting this Award, you hereby (1) consent to receive such documents by electronic means; (2) consent to the use of electronic signatures; and (3) agree to participate in the Plan and/or receive any such documents through an on-line or electronic system established and maintained by the Company or a third party designated by the Company, including but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions

Applicable Law and Choice of Venue
This Agreement will be interpreted and enforced under the laws of the State of Delaware without application of the conflicts of law principles thereof.

Any controversy arising out of or relating to this Agreement or the Plan, their enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of their provisions, or any other controversy arising out of or related to the Award, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in San Joaquin County, California, before a sole arbitrator selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Code of Civil Procedure §§ 1280 et seq. as the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator.  Final resolution of any dispute through arbitration may include any remedy or relief which the arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes.  At the conclusion of the arbitration, the arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based.  Any award or relief granted by the arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.  The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with any of the matters referenced in the first sentence above.  The parties agree that the Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the arbitrator’s fee.  The parties further agree that in any proceeding with respect to such matters, each party shall bear its own attorney’s fees and costs (other than forum costs associated with the arbitration) incurred by it or you or her in connection with the resolution of the dispute.

Miscellaneous
You understand and acknowledge that (1) the Plan is entirely discretionary, (2) the Company and your Employer have reserved the right to amend, suspend or terminate the Plan at any time, (3) the grant of this Award does not in any way create any contractual or other right to receive additional grants of awards (or benefits in lieu of awards) at any time or in any amount and (4) all determinations with respect to any additional grants, including (without limitation) the times when awards will be granted, the number of Shares subject to awards, the purchase price and the vesting schedule, will be at the sole discretion of the Company.

The value of this Award will be an extraordinary item of compensation outside the scope of your employment contract, if any, and will not be considered a part of your normal or expected compensation for purposes of calculating severance, resignation, redundancy or end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

You understand and acknowledge that participation in the Plan ceases upon termination of your Service for any reason, except as may explicitly be provided otherwise in the Plan or this Agreement.

You hereby authorize and direct your Employer to disclose to the Company or any Subsidiary or Affiliate any information regarding your employment, the nature and amount of your compensation and the fact and conditions of your participation in the Plan, as your Employer deems necessary or appropriate to facilitate the administration of the Plan.

You consent to the collection, use and transfer of personal data as described in this subsection.  You understand and acknowledge that the Company, your Employer and the Company’s other Subsidiaries and Affiliates hold certain personal information regarding you for the purpose of managing and administering the Plan, including (without limitation) your name, home address, telephone number, date of birth, social insurance or other government identification number, salary, nationality, job title, any Shares or directorships held in the Company and details of all awards or any other entitlements to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (the “Data”).  You further understand and acknowledge that the Company, its Subsidiaries and/or its Affiliates will transfer Data among themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan and that the Company and/or any Subsidiary may each further transfer Data to any third party assisting the Company in the implementation, administration and management of the Plan.  You understand and acknowledge that the recipients of Data may be located in the United States or elsewhere, and that the laws of a recipient’s country of operation (e.g., the United States) may not have equivalent privacy protections as local laws where you reside or work.  You authorize such recipients to receive, possess, use, retain and transfer Data, in electronic or other form, for the purpose of administering your participation in the Plan, including a transfer to any broker or other third party with whom you elect to deposit Shares acquired under the Plan of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf.  You may, at any time, view the Data, require any necessary modifications of Data, make inquiries about the treatment of Data or withdraw the consents set forth in this subsection by contacting the Human Resources Department of the Company in writing.

You acknowledge and agree that you have reviewed the documents provided to you in relation to the Award in their entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting the Award, and fully understand all provisions of such documents.  You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of the Award.

BY SIGNING THE NOTICE OF RESTRICTED STOCK AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

CONSENT OF SPOUSE

In consideration of the execution of the foregoing Restricted Stock Agreement by Farmers & Merchants Bancorp, I, ________________________, the spouse of the Recipient therein named, do hereby join with my spouse in executing the foregoing Restricted Stock Agreement and do hereby agree to be bound by all of the terms and provisions thereof and of the Plan.

Dated:	,

Signature of Spouse

Print Name